                                                                    Exhibit 23.4




                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nortel Networks Limited (the "Corporation") and Nortel Networks Corporation on Form S-3, of our report on the consolidated financial statements of the Corporation dated February 1, 2002, except as to notes 18 and 19, which are as of April 21, 2002, appearing in the Corporation's Current Report on Form 8-K dated May 13, 2002 and our report on the financial statement schedules of the Corporation dated February 1, 2002 appearing in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
May 13, 2002